Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 21, 2026, with respect to the consolidated balance sheet of AiRWA Inc. and its subsidiaries, relating to consolidated statements of operations and comprehensive income/(loss), changes in shareholders’ equity and cash flows for each of the fiscal years ended April 30, 2026 and 2025, and the related notes included in its Annual Report on Form 10-K.

/s/ Enrome LLP

Singapore

September 21, 2026